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                                                                     EXHIBIT 5.1

Logitech International S.A.
Apples, Switzerland
c/o Logitech Inc.
6565 Kaiser Drive
Fremont, California 94555

November 6, 1998
                                   ref. 327/rt

Registration Statement on Form S-8
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Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 6, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 300,000 registered shares, par value CHF 20.- per share, each represented by 10 American Depositary Shares ("ADSs") of Logitech International S.A., a Swiss corporation (the "Shares"), reserved for issuance pursuant to the 1996 Stock Plan, (the "Plan"). As your legal counsel, we have examined, strictly under Swiss law, the proceedings taken and proposed to be taken by you in connection with the sale and issuance of such Shares under the Plans.

Strictly limited to Swiss law and assuming that all Shares sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, it is our opinion that the Shares to be issued and sold by your Company have been duly authorized and validly issued and are fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto. This opinion may be incorporated by reference in any abbreviated registration statement filed pursuant to Item E under the general instructions to Form S-8 under the Securities Act of 1933 with respect to the Registration Statement.

                                    Very truly yours,

                                    LENZ & STAEHELIN



                                    /s/ Lenz & Stahelin